Exhibit 99.1

SPHERE ENTERTAINMENT CO. REPORTS
FIRST QUARTER 2025 RESULTS

NEW YORK, N.Y., May 8, 2025 - Sphere Entertainment Co. (NYSE: SPHR) (“Sphere Entertainment” or the “Company”) today reported financial results for the first quarter ended March 31, 2025.(1)
Recent Sphere operating highlights include:
•The Company announced new multi-year marketing partnerships with Pepsi and Google;
•Sphere in Las Vegas is on track to host multiple corporate events in the second quarter, including Hewlett Packard Enterprise for the second consecutive year;
•Insomniac and Tomorrowland announced ‘Unity’ – Sphere’s next electronic dance music event – with nine shows scheduled between the end of August and October; and
•Dead & Company is in the midst of an 18-show residency (following their 30-show run in 2024), which will be followed by residencies from Kenny Chesney and the Backstreet Boys, as well as the return of the Eagles this fall.
For the three months ended March 31, 2025, the Company reported revenues of $280.6 million, a decrease of $40.8 million as compared to the prior year quarter. In addition, the Company reported an operating loss of $78.6 million, an increase of $38.2 million, and adjusted operating income of $36.0 million, a decrease of $25.6 million, both as compared to the prior year quarter.(2)
Executive Chairman and CEO James L. Dolan said, “Our Sphere segment generated positive adjusted operating income in the first quarter as we make progress on our strategic priorities for the business. We remain confident in the opportunities ahead for Sphere and our ability to drive growth this calendar year.”
Segment Results for the Three Months Ended March 31, 2025 and 2024:

(In millions)	Three Months Ended
	March 31,		Change
	2025	2024	$	%
Revenues:
Sphere	$157.5	$170.4	$(12.8)	(8)%
MSG Networks	123.0	151.0	(27.9)	(19)%
Total Revenues	$280.6	$321.3	$(40.8)	(13)%
Operating Income (Loss)
Sphere	$(93.8)	$(83.5)	$(10.3)	(12)%
MSG Networks	15.2	43.1	(28.0)	(65)%
Total Operating Loss	$(78.6)	$(40.4)	$(38.2)	(95)%
Adjusted Operating Income:(2)
Sphere	$13.1	$12.9	$0.2	2%
MSG Networks	22.8	48.6	(25.8)	(53)%
Total Adjusted Operating Income	$36.0	$61.5	$(25.6)	(42)%
Note: Does not foot due to rounding.
(1)As previously announced, the Company changed its fiscal year end from June 30 to December 31, effective December 31, 2024. As a result, the Company’s current fiscal year covers the period from January 1, 2025 through December 31, 2025.
(2)See page 4 of this earnings release for the definition of adjusted operating income (loss) included in the discussion of non-GAAP financial measures.

Sphere
For the three months ended March 31, 2025, the Sphere segment reported revenues of $157.5 million, a decrease of $12.8 million, or 8%, as compared to the prior year quarter.
Revenues related to The Sphere Experience decreased $26.2 million as compared to the prior year quarter. In the current year quarter, The Sphere Experience included 200 performances of Postcard from Earth and V-U2 An Immersive Concert Film as compared to 257 performances of Postcard from Earth in the prior year quarter.
Revenues from sponsorship, signage, Exosphere advertising and suite license fees decreased $15.8 million as compared to the prior year quarter, primarily reflecting the absence of revenues from advertising campaigns on the venue’s Exosphere around the Super Bowl, which took place in Las Vegas in the prior year quarter, partially offset by an increase in sponsorship revenues and suite license fee revenues.
The overall decrease in revenues was partially offset by higher event-related revenues and, to a lesser extent, other revenues. Event-related revenues increased $25.6 million as compared to the prior year quarter, which reflected 10 additional concerts held at Sphere in Las Vegas as compared to the prior year quarter as well as the impact of a multi-day corporate takeover event during the current year quarter, partially offset by lower average per-event revenues as compared to the prior year quarter.
Other revenues increased $3.6 million as compared to the prior year quarter, which primarily reflects the impact of revenues related to the Company’s plans to bring the world’s second Sphere to Abu Dhabi, United Arab Emirates.
For the three months ended March 31, 2025, the Sphere segment had direct operating expenses of $70.5 million, an increase of $8.2 million, or 13%, as compared to the prior year quarter. Event-related expenses increased $7.2 million as compared to the prior year quarter, primarily due to additional concerts as well as the impact of a multi-day corporate takeover event during the current year quarter, partially offset by lower average per-show expenses. Venue operating costs increased $2.4 million as compared to the prior year quarter, primarily due to higher employee compensation and related benefits. These increases were partially offset by a decrease of $3.5 million in expenses associated with The Sphere Experience as compared to the prior year quarter, primarily due to fewer performances, partially offset by higher average per-show expenses.
For the three months ended March 31, 2025, selling, general and administrative expenses of $96.4 million decreased $12.6 million, or 12%, as compared to the prior year quarter, primarily due to a decrease in professional fees of $9.7 million and lower employee compensation and related benefits of $4.2 million, both as compared to the prior year period.
For the three months ended March 31, 2025, operating loss of $93.8 million increased by $10.3 million, or 12%, as compared to the prior year quarter, primarily reflecting the decrease in revenues and higher direct operating expenses, partially offset by lower selling, general and administrative expenses. Adjusted operating income of $13.1 million increased $0.2 million, or 2%, as compared to the prior year quarter, primarily reflecting lower selling, general and administrative expenses (excluding share-based compensation expense, amortization for capitalized cloud computing arrangement costs and merger, debt work-out and acquisition related costs, net of insurance recoveries), partially offset by the decrease in revenues and higher direct operating expenses.
MSG Networks
For the three months ended March 31, 2025, the MSG Networks segment reported total revenues of $123.0 million, a decrease of $27.9 million, or 19%, as compared to the prior year quarter.
On December 31, 2024, MSG Networks’ affiliation agreement with Altice expired, subsequent to which MSG Networks’ programming networks were not carried by Altice from January 1, 2025 through February 21, 2025. On February 22, 2025, MSG Networks reached a multi-year renewal with Altice. Results for the three months ended March 31, 2025 reflect the absence of revenues from Altice during the non-carriage period.
Distribution revenue decreased $29.9 million, primarily due to the absence of revenues from Altice during the non-carriage period and a decrease in total subscribers of approximately 11.5% (excluding the impact of the Altice non-carriage period).
Advertising revenue increased $1.9 million as compared to the prior year quarter, primarily due to a higher number of live professional sports telecasts, partially offset by lower average per-game advertising sales.
For the three months ended March 31, 2025, direct operating expenses of $87.8 million decreased $4.0 million, or 4%, as compared to the prior year quarter. Rights fees expenses decreased $2.5 million as compared to the prior year quarter, primarily due to a decrease in other rights fees. In addition, other programming and production costs decreased $1.4 million as compared to the prior year quarter, primarily due to lower costs related to MSG+.
For the three months ended March 31, 2025, selling, general and administrative expenses of $17.9 million increased $3.7 million, or 26%, as compared to the prior year quarter. The increase was primarily due to higher professional fees of $4.4 million, mainly reflecting costs associated with pursuing a work-out of MSG Networks’ credit facilities with its syndicate of lenders (as described below), partially offset by other cost decreases.

For the three months ended March 31, 2025, operating income decreased by $28.0 million to $15.2 million and adjusted operating income decreased by $25.8 million to $22.8 million, both as compared to the prior year period, primarily due to the decrease in revenues and, to a lesser extent, higher selling, general and administrative expenses, partially offset by lower direct operating expenses.
Other Matters
As previously announced, MSG Networks has been pursuing a refinancing of its credit facilities, which matured on October 11, 2024, through a work-out with its syndicate of lenders. On April 24, 2025, MSG Networks entered into a Transaction Support Agreement (the “Transaction Support Agreement”) with its lenders, New York Knicks, LLC (the “Knicks”), New York Rangers, LLC (the “Rangers”) and the Company, pursuant to which the parties agreed to support certain proposed transactions to reduce and restructure MSG Networks’ existing debt obligations (collectively, the “Proposed Transactions”).
The Proposed Transactions contemplate, among other things, that: (i) MSG Networks’ current $804 million term loan will be replaced with a new $210 million term loan facility; (ii) MSG Networks will make a minimum cash payment of $80 million to the lenders upon closing, comprised of $65 million from MSG Networks and a $15 million capital contribution from the Company, and; (iii) the new term loan will continue to be non-recourse to the Company.
The Transaction Support Agreement also contemplates MSG Networks and the Knicks and the Rangers agreeing to certain amendments under their respective local media rights agreements, effective January 1, 2025, as follows: (i) 28% and 18% reductions in annual rights fees for the Knicks and the Rangers, respectively; (ii) an elimination of annual rights fee escalators; and (iii) a change to the contract expiration dates to the end of the 2028-29 seasons, subject to a right of first refusal in favor of MSG Networks. Under the terms of the Transaction Support Agreement, MSG Networks will also issue penny warrants to Madison Square Garden Sports Corp. exercisable for 19.9% of the equity interests in MSG Networks.
The Proposed Transactions are subject to the execution of definitive documentation and are expected to be completed on or before June 27, 2025. The terms and conditions of the Proposed Transactions are described more fully in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 25, 2025.
About Sphere Entertainment Co.
Sphere Entertainment Co. is a premier live entertainment and media company. The Company includes Sphere, a next-generation entertainment medium powered by cutting-edge technologies to redefine the future of entertainment. The first Sphere venue opened in Las Vegas in September 2023. In addition, the Company includes MSG Networks, which operates two regional sports and entertainment networks, MSG Network and MSG Sportsnet, as well as a direct-to-consumer and authenticated streaming product, MSG+, delivering a wide range of live sports content and other programming. More information is available at www.sphereentertainmentco.com.

Non-GAAP Financial Measures
We define adjusted operating income (loss), which is a non-GAAP financial measure, as operating income (loss) before (i) depreciation, amortization and impairments of property and equipment, goodwill and intangible assets, (ii) amortization for capitalized cloud computing arrangement costs, (iii) share-based compensation expense, (iv) restructuring charges or credits, (v) merger, debt work-out and acquisition-related costs, including merger-related litigation expenses, net of insurance recoveries, (vi) gains or losses on sales or dispositions of businesses and associated settlements, (vii) the impact of purchase accounting adjustments related to business acquisitions, and (viii) gains and losses related to the remeasurement of liabilities under the Company’s Executive Deferred Compensation Plan. We believe that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of our business without regard to the settlement of an obligation that is not expected to be made in cash. We eliminate merger, debt work-out and acquisition-related costs, including merger related litigation expenses, net of insurance recoveries, when applicable, because the Company does not consider such costs to be indicative of the ongoing operating performance of the Company as they result from an event that is of a non-recurring nature, thereby enhancing comparability. In addition, management believes that the exclusion of gains and losses related to the remeasurement of liabilities under the Company’s Executive Deferred Compensation Plan, provides investors with a clearer picture of the Company’s operating performance given that, in accordance with U.S. generally accepted accounting principles (“GAAP”), gains and losses related to the remeasurement of liabilities under the Company’s Executive Deferred Compensation Plan are recognized in Operating income (loss) whereas gains and losses related to the remeasurement of the assets under the Company’s Executive Deferred Compensation Plan, which are equal to and therefore fully offset the gains and losses related to the remeasurement of liabilities, are recognized in Other income (expense), net, which is not reflected in Operating income (loss).
We believe adjusted operating income (loss) is an appropriate measure for evaluating the operating performance of our business segments and the Company on a consolidated basis. Adjusted operating income (loss) and similar measures with similar titles are common performance measures used by investors and analysts to analyze our performance. Internally, we use revenues and adjusted operating income (loss) as the most important indicators of our business performance, and evaluate management’s effectiveness with specific reference to these indicators. Adjusted operating income (loss) should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), cash flows from operating activities, and other measures of performance and/or liquidity presented in accordance with GAAP. Since adjusted operating income (loss) is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies. For a reconciliation of operating income (loss) to adjusted operating income (loss), please see page 6 of this release.

Forward-Looking Statements
This press release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results, developments or events may differ materially from those in the forward-looking statements as a result of various factors, including financial community perceptions of the Company and its business, operations, financial condition and the industries in which it operates and the factors described in the Company’s filings with the Securities and Exchange Commission, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein. The Company disclaims any obligation to update any forward-looking statements contained herein.

# # #

Contacts:

Ari Danes, CFA Investor Relations and Financial Communications (212) 465-6072	Justin Blaber Financial Communications (212) 465-6109
Grace Kaminer Investor Relations (212) 631-5076	Sarah Rothschild Investor Relations (212) 631-5345

Conference Call Information:
The conference call will be Webcast live today at 10:00 a.m. ET at investor.sphereentertainmentco.com
Conference call dial-in number is 888-800-3155 / Conference ID Number 8089430
Conference call replay number is 800-770-2030 / Conference ID Number 8089430 until May 15, 2025

SPHERE ENTERTAINMENT CO.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31,
	2025	2024
Revenues	$280,574	$321,330
Direct operating expenses	(158,323)	(154,040)
Selling, general, and administrative expenses	(114,269)	(123,149)
Depreciation and amortization	(84,229)	(79,867)
Impairment and other losses, net	(521)	—
Restructuring charges	(1,841)	(4,667)
Operating loss	(78,609)	(40,393)
Interest income	3,878	7,654
Interest expense	(26,206)	(27,119)
Other expense, net	(1,340)	(3,256)
Loss from continuing operations before income taxes	(102,277)	(63,114)
Income tax benefit	20,323	15,874
Net loss	$(81,954)	$(47,240)

Basic loss per common share attributable to Sphere Entertainment Co.’s stockholders	$(2.27)	$(1.33)
Diluted loss per common share attributable to Sphere Entertainment Co.’s stockholders	$(2.27)	$(1.33)

Weighted-average number of common shares outstanding:
Basic	36,110	35,418
Diluted	36,110	35,418

SPHERE ENTERTAINMENT CO.
ADJUSTMENTS TO RECONCILE OPERATING INCOME (LOSS) TO
ADJUSTED OPERATING INCOME (LOSS)
(In thousands)
(Unaudited)

The following is a description of the adjustments to operating loss in arriving at adjusted operating income (loss) as described in this earnings release:

•Share-based compensation. This adjustment eliminates the compensation expense relating to restricted stock units, performance stock units and stock options granted under the Sphere Entertainment Employee Stock Plan, MSG Sports Employee Stock Plan, MSG Networks Employee Stock Plan, as amended and assumed by Sphere Entertainment, and Sphere Entertainment Non-Employee Director Plan.
•Depreciation and amortization. This adjustment eliminates depreciation and amortization of property and equipment and intangible assets.
•Restructuring charges. This adjustment eliminates costs related to termination benefits provided to employees as part of the Company's full-time workforce reductions.
•Impairment and other losses (gains), net. This adjustment eliminates non-cash impairment charges and the impact of gains or losses from the disposition of assets or businesses.
•Merger, debt work-out, and acquisition-related costs, including merger-related litigation expenses, net of insurance recoveries. This adjustment eliminates costs related to mergers, debt work-outs and acquisitions, including litigation expenses.
•Amortization for capitalized cloud computing arrangement costs. This adjustment eliminates amortization of capitalized cloud computing arrangement costs.
•Remeasurement of deferred compensation plan liabilities. This adjustment eliminates the impact of gains and losses related to the remeasurement of liabilities under the Company's executive deferred compensation plan.

	Three Months Ended
	March 31,
	2025	2024
Operating loss	$(78,609)	$(40,393)
Share-based compensation	21,595	16,724
Depreciation and amortization	84,229	79,867
Restructuring charges	1,841	4,667
Impairment and other losses, net	521	—
Merger, debt work-out, and acquisition related costs, net of insurance recoveries	4,791	508
Amortization for capitalized cloud computing arrangement costs	1,579	22
Remeasurement of deferred compensation plan liabilities	21	126
Adjusted operating income	$35,968	$61,521

SPHERE ENTERTAINMENT CO.
SEGMENT RESULTS
(In thousands)
(Unaudited)
BUSINESS SEGMENT RESULTS

	Three Months Ended March 31, 2025
	Sphere	MSG Networks	Total
Revenues	$157,545	$123,029	$280,574
Direct operating expenses	(70,536)	(87,787)	(158,323)
Selling, general and administrative expenses	(96,404)	(17,865)	(114,269)
Depreciation and amortization	(82,005)	(2,224)	(84,229)
Impairment and other losses, net	(521)	—	(521)
Restructuring charges	(1,841)	—	(1,841)
Operating (loss) income	$(93,762)	$15,153	$(78,609)
Reconciliation to adjusted operating income:
Share-based compensation	19,954	1,641	21,595
Depreciation and amortization	82,005	2,224	84,229
Restructuring charges	1,841	—	1,841
Impairment and other losses, net	521	—	521
Merger, debt work-out, and acquisition related costs, net of insurance recoveries	988	3,803	4,791
Amortization for capitalized cloud computing arrangement costs	1,579	—	1,579
Remeasurement of deferred compensation plan liabilities	21	—	21
Adjusted operating income	$13,147	$22,821	$35,968

	Three Months Ended March 31, 2024
	Sphere	MSG Networks	Total
Revenues	$170,364	$150,966	$321,330
Direct operating expenses	(62,294)	(91,746)	(154,040)
Selling, general and administrative expenses	(108,976)	(14,173)	(123,149)
Depreciation and amortization	(77,706)	(2,161)	(79,867)
Restructuring charges	(4,886)	219	(4,667)
Operating (loss) income	$(83,498)	$43,105	$(40,393)
Reconciliation to adjusted operating income:
Share-based compensation	13,273	3,451	16,724
Depreciation and amortization	77,706	2,161	79,867
Restructuring charges	4,886	(219)	4,667
Merger, debt work-out, and acquisition related costs, net of insurance recoveries	416	92	508
Amortization for capitalized cloud computing arrangement costs	—	22	22
Remeasurement of deferred compensation plan liabilities	126	—	126
Adjusted operating income	$12,909	$48,612	$61,521

SPHERE ENTERTAINMENT CO.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)
(Unaudited)

	As of
	March 31,	December 31,
	2025	2024
ASSETS
Current Assets:
Cash, cash equivalents, and restricted cash	$478,202	$515,633
Accounts receivable, net	162,228	154,624
Related party receivables, current	29,954	25,729
Prepaid expenses and other current assets	64,721	65,007
Total current assets	735,105	760,993
Non-Current Assets:
Investments	41,279	40,396
Property and equipment, net	2,967,586	3,035,730
Right-of-use lease assets	91,551	93,920
Goodwill	410,172	410,172
Intangible assets, net	26,784	28,383
Other non-current assets	175,141	145,706
Total assets	$4,447,618	$4,515,300
LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable	$33,864	$33,606
Accrued expenses and other current liabilities	413,454	388,370
Related party payables, current	9,454	9,504
Current portion of long-term debt, net	804,125	829,125
Operating lease liabilities, current	18,599	19,268
Deferred revenue	101,596	91,794
Total current liabilities	1,381,092	1,371,667
Non-Current Liabilities:
Long-term debt, net	524,681	524,010
Operating lease liabilities, non-current	114,421	116,668
Deferred tax liabilities, net	127,949	148,870
Other non-current liabilities	157,411	152,666
Total liabilities	2,305,554	2,313,881
Commitments and contingencies
Equity:
Class A Common Stock (1)	290	290
Class B Common Stock (2)	69	69
Additional paid-in capital	2,449,028	2,428,414
Accumulated deficit	(301,800)	(219,846)
Accumulated other comprehensive loss	(5,523)	(7,508)
Total stockholders’ equity	2,142,064	2,201,419
Total liabilities and equity	$4,447,618	$4,515,300
_________________
(1)    Class A Common Stock, $0.01 par value per share, 120,000 shares authorized; 28,981 and 28,960 shares issued and outstanding as of March 31, 2025 and December 31, 2024, respectively.
(2)    Class B Common Stock, $0.01 par value per share, 30,000 shares authorized; 6,867 shares issued and outstanding as of March 31, 2025 and December 31, 2024.

SPHERE ENTERTAINMENT CO.
SELECTED CASH FLOW INFORMATION
(In thousands)
(Unaudited)

	Three Months Ended
	March 31
	2025	2024
Net cash provided by operating activities	$6,348	$101,018
Net cash used in investing activities	(17,570)	(21,213)
Net cash used in financing activities	(26,307)	(12,963)
Effect of exchange rates on cash, cash equivalents, and restricted cash	98	(723)
Net (decrease) increase in cash, cash equivalents, and restricted cash	$(37,431)	$66,119
Cash, cash equivalents, and restricted cash at beginning of period	515,633	627,827
Cash, cash equivalents, and restricted cash at end of period	$478,202	$693,946